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                                                  EXHIBIT (3) (i)



              RESTATED CERTIFICATE OF INCORPORATION

                                OF

                      CH ENERGY GROUP, INC.

        UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

         _______________________________________________


     The undersigned, being respectively, the Chairman of the Board and the Secretary of CH Energy Group, Inc., a New York corporation, in accordance with Section 807 of the Business Corporation Law of the State of New York, do hereby certify that:

     FIRST:    The name under which the corporation was
originally incorporated was CH Energy Group, Inc. (the
"Corporation").

     SECOND:   The Certificate of Incorporation of the
Corporation was filed by the Department of State on April 27, 1998.

     THIRD:    The Certificate of Incorporation is amended to
effect one or more amendments authorized by the Business Corporation Law of the State of New York, namely: Article 4 is amended to provide for the issuance of preferred stock and for the establishment of the relative rights limitations and preferences related thereto; Article 5 is amended to provide a new post office address upon which the Secretary of State shall mail a copy of any process in any action or proceeding commenced against the Corporation; new Article 7 is added to provide provisions for the election and removal of directors of the Corporation; new Article 8 is added to require a super-majority vote for certain changes in the Certificate of Incorporation; new
Article 9 is added to provide for amendment of the Corporation's By-Laws and to require a super-majority vote for changes in certain provisions thereof; and new Article 10 is added to require a super-majority vote of shareholders with respect to certain Business Combinations. The text of the Certificate of Incorporation is hereby restated as so amended to read in its entirety as follows:

          1.   The name of the Corporation is CH Energy Group,
Inc. (the 'Corporation').

          2. The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under the Business Corporation Law of the State of New York; provided that the Corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

          3.   The office of the Corporation in the State of New
York is to be located in the City of Poughkeepsie, County of Dutchess.

          4. The aggregate number of shares which the Corporation shall have authority to issue is (a) 30,000,000 shares of Common Stock, with a par value of $.10 per share (the
"Common Stock"), and 1,200,000 shares of Preferred Stock, with a par value of $.10 per share (the "Preferred Stock").

               The relative rights, preferences and limitations of the shares of such classes of stock are as follows:

     A. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series of Preferred Stock, and the Board of Directors is expressly authorized, prior to issuance, in the resolution or resolutions providing for the issue of shares of each particular series, to establish and designate each particular series and to fix before issuance the designations, rights, preferences, privileges, voting powers, limitations, restrictions or qualifications of each particular series, and the relative rights, preferences and limitations between series, including, but without limitation of the foregoing general powers:


          (i)       The distinctive serial designation of
     such series which shall distinguish it from other series;

          (ii)       The number of shares included in such
     series, which number may be increased or decreased from time to time unless otherwise provided by the Board of Directors in creating such series;

          (iii)     The annual or other dividend rate or
     rates (or method of determining such rate or rates) for shares of such series and the date or dates upon which such dividends shall be payable;

          (iv)      Whether dividends on the shares of such
     series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates (or method for determining such date or dates) from which dividends on the shares of such series shall be cumulative;

          (v)       The amount or amounts which shall be
     paid out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution, or winding up of the Corporation;

          (vi)      The price or prices (cash or otherwise)
     at which, the period or periods within which and the terms and conditions upon which the shares of such series may be purchased, redeemed or acquired (by exchange or otherwise), in whole or in part, at the option of the Corporation;

          (vii) Provision or provisions, if any, for the Corporation to purchase, redeem or acquire (by exchange or otherwise), in whole or in part, shares of such series pursuant to a sinking or other similar fund, and the price or prices (cash or otherwise) at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be so purchased, redeemed or acquired, in whole or in part, pursuant to such provision or provisions;

          (viii) The period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustment thereof, upon which the shares of such series shall be convertible or exchangeable at the option of the holder or the Corporation or both into shares of any class of stock or into shares of any other series of Preferred Stock, except into shares having rights or preferences as to dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation which are prior or superior in rank to those of the shares being converted or exchanged;

          (ix) The voting rights, if any, of the shares of such series in addition to those required by law, including the number of votes per share (which may be fractional or more or less than one) and any requirement for the approval by the holders of up to two-thirds of the shares of Preferred Stock, or of the shares of one or more series, or of both, as a condition to specified corporate action or amendments to the Certificate of Incorporation; and

          (x)       Any other relative rights, preferences
     or limitations of the shares of such series not inconsistent herewith or with applicable law.

     B.   All issued and outstanding series of Preferred Stock
(i) shall rank prior or superior to the Common Stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Corporation upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (ii) shall be of equal rank, regardless of series, and (iii) shall be identical in all respects except as provided in Paragraph A of this Article 4. The shares of any particular series of the Preferred Stock shall be identical with each other in all respects except as to the date from and after which dividends thereupon shall be cumulative or accrue if declared.
In case dividends or amounts payable on liquidation, dissolution or winding up of the Corporation are not paid in full on the Preferred Stock, the shares of all series of the Preferred Stock shall share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distributions if all sums payable were discharged in full. All Preferred Stock redeemed, purchased or otherwise acquired by the Corporation (including shares surrendered for conversion or exchange or acquired by conversion or exchange or otherwise) shall be canceled and thereupon restored to the status of authorized and unissued shares of Preferred Stock undesignated as to series.

     C. No holder of shares of the Corporation of any class or series, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive, or have any preferential or preemptive right with respect to, any shares of the Corporation of any class or series whatsoever, now or hereafter authorized, or any options or warrants for any such shares, or any rights to subscribe for or purchase any such shares, or any securities convertible into or exchangeable for any such shares whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend or otherwise, which may at any time be issued, sold, delivered or offered by the Corporation.

     D. Except as may from time to time be required by law and except as otherwise may be provided by the Board of Directors in accordance with Paragraph A of this Article 4 in respect of any particular series of Preferred Stock, all voting rights of the Corporation shall be vested exclusively in the holders of the Common Stock who shall be entitled to one vote per share on all matters.

     5. The Secretary of State of the State of New York is designated as the agent of the Corporation upon whom any process in any action or proceeding against it may be served. The post office address to which the Secretary of State shall mail a copy of any such process served upon such Secretary is CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4879,
Attention: Corporate Secretary.

     6. No director of the Corporation shall have personal liability to the Corporation or its shareholders for damages for any breach of duty in such capacity, provided that the foregoing shall not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to such director establishes that such director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that such director's act violated Section 719 of the Business Corporation Law of New York. No amendment to or repeat of this Article 6 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Business Corporation Law of the State of New York is amended hereafter to expand or limit the liability of a director, then the liability of a director of the Corporation shall be expanded to the extent required or limited to the extent permitted by the Business Corporation Law of the State of New York, as so amended.

     7. The following provisions shall relate to the Board of Directors of the Corporation:

     A. The size of the Board of Directors shall be fixed by or pursuant to the By-Laws. At the first annual meeting of shareholders following the adoption of this Restated Certificate of Incorporation, or any special meeting in lieu thereof, the Board of Directors shall be divided into three classes designated Class I, Class II and Class III, which classes shall be as nearly equal in number as the then total number of directors constituting the entire Board permits. Class I, Class II and Class III directors shall be so elected for terms expiring at the next succeeding annual meeting, the second succeeding annual meeting and the third succeeding annual meeting, respectively, and until their respective successors are elected and qualified. At each annual meeting of shareholders after such first annual (or special) meeting of shareholders following the adoption of this Restated Certificate of Incorporation, the directors chosen to succeed those in the class whose terms then expire shall be elected by shareholders for terms expiring at the third succeeding annual meeting after election, or for such lesser term for which one or more may be nominated in a particular case in order to assure that the number of directors in each class shall be appropriately constituted, and until their respective successors are elected and qualified. Newly created directorships or any decrease in directorships resulting from increases or decreases in the number of directors shall be so apportioned among the classes of directors as to make all the classes as nearly equal in number as possible. Vacancies on the Board of Directors at any time for any reason may be filled by a majority of the directors then in office, although less than a quorum.

          Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock (other than the Common Stock), now or hereafter authorized, shall have the right, voting separately or by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by any provisions of the Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into one or more classes pursuant to this
Article 7A unless expressly provided by such provisions.

     B. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office by a vote of the shareholders entitled to vote thereon only for cause and any director may be removed from office by action of the Board of Directors only for cause.

     8. In addition to any vote that may be required by law or in the Certificate of Incorporation in respect of any class or series of stock, now or hereafter authorized, ranking prior or superior in right of payment to the Common Stock in respect of the right to receive dividends or the right to receive payments out of the assets of the Corporation upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the provisions of Articles 4C, 4D, 6, 7, 8, 9 and 10 of the Certificate of Incorporation shall not be amended or repealed, or a new provision adopted inconsistent therewith, without the approval of not less than 75% of the entire Board of Directors at any regular or special meeting of directors and the affirmative vote of not less than 75% of the shares entitled to vote thereon at such annual or special meeting of shareholders at which any such action is proposed.

     9. Except as otherwise provided in the Certificate of Incorporation in respect of any class or series of stock, now or hereafter authorized, ranking prior or superior in right of payment to the Common Stock in respect of the right to receive dividends or the right to receive payments out of the assets of the Corporation upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the By-Laws of the Corporation may be amended or repealed, or new By-Laws may be adopted, either (a) by a vote of shareholders entitled to vote at any annual or special meeting of shareholders, or (b) by a vote of the majority of the entire Board of Directors at any regular or special meeting of directors; provided, however, that any amendment or repeal of, or the adoption of any new By-Law or provision inconsistent with, Article I (Section 1.2 - "Special Meetings", 1.4 - "Presiding at Meetings" or 1.12 - "Notice of Shareholder Business and Nominations"), Article II (Section 2.1 - "Number of Directors", 2.2 - "Elections, Terms and Vacancies" or
2.8 - "Removal of Directors"), Article VI - "Indemnification", or
Article VIII - "Amendments to By-Laws" of the By-Laws, if by action of such shareholders, shall be only upon the affirmative vote of not less than 75% of the shares entitled to vote thereon at such annual or special meeting of shareholders at which any such action is proposed and, if by action of the Board of Directors, shall be only upon the approval of not less than 75% of the entire Board of Directors at any regular or special meeting of directors.

     10. The vote of the shareholders of the Corporation required to approve any Business Combination shall be as set forth in this Article 10. The term "Business Combination" shall mean any transaction that is referred to in any one or more clauses (A) through (E) of subparagraph (a) of this Article 10. Each other capitalized term shall have the meaning ascribed to it in subparagraph (c) of this Article 10.

                    (a)  In addition to any affirmative vote
          required by law or this Certificate of Incorporation and except as otherwise expressly provided in subparagraph (b) of this Article 10:

                    (A)  any merger, consolidation or
          binding share exchange of the Corporation or any Subsidiary with (i) any Interested Shareholder or
          (ii) any other person (whether or not itself an Interested Shareholder) which is, or after such merger, consolidation or binding share exchange would be, an Affiliate of an Interested
          Shareholder; or

                    (B)  any sale, lease, exchange,
          mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $5,000,000 or more; or

                    (C)  the issuance or transfer by the
          Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $5,000,000 or more, other than the issuance of securities upon the conversion of convertible securities of the Corporation or any Subsidiary which were not acquired by such Interested
          Shareholder (or such Affiliate) from the Corporation or a Subsidiary; or


                    (D)  the adoption of any plan or
          proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

                    (E)  any transaction involving the
          Corporation or any Subsidiary (whether or not with or into or otherwise involving an Interested Shareholder), and including, without limitation, any reclassification of securities (including any reverse stock split), or recapitalization or reorganization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any self tender offer for or repurchase of securities of the Corporation by the Corporation or any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder), which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities or securities convertible into equity securities of the Corporation or any Subsidiary which is directly or indirectly beneficially owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the affirmative vote of the holders of at least 80 percent of the combined voting power of the then outstanding shares of the Voting Stock, in each case voting together as a single class, which vote shall include the affirmative vote of at least two-thirds (2/3) of the combined voting power of the outstanding shares of Voting Stock held by shareholders other than the Interested Shareholder. Such affirmative vote shall be required notwithstanding any provision of law or any other provision of this Restated Certificate of Incorporation or any agreement with any national securities exchange or otherwise which might permit a lesser vote or no vote and in addition to any affirmative vote required of the holders of any class or series of Voting Stock pursuant to law, this Restated Certificate of Incorporation or any class or series of Preferred or Preference Stock Designation (a "Preferred or Preference Stock Designation") being any designation of the rights, powers and preferences of any class or series of Preferred or Preference Stock made pursuant to Paragraph 4A of this Restated Certificate of Incorporation).

               (b)  The provisions of subparagraph (a) of
          this Article 10 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as may be required by law, any other provision of this Restated Certificate of Incorporation, any Preferred or Preference Stock Designation and any agreement with any national securities exchange, if, in the case of a Business Combination that does not involve any cash or other consideration being received by the shareholders of the Corporation, solely in their respective capacities as shareholders of the Corporation, the condition specified in the following subparagraph (1) is met, or, in the case of any other Business Combination, the conditions specified in the following subparagraph (1) or the conditions specified in the following subparagraph
          (2) are met:

               (1)  such Business Combination shall have
          been approved by a majority of the Disinterested
          Directors; or

               (2) each of the five conditions specified in the following clauses (A) through (E) shall have been met:

                         (A)  the aggregate amount of
               the cash and the Fair Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of Common
               Stock in such Business Combination shall be at least equal to the highest of the following (it being intended that the requirements of this clause (2)(A) shall be required to be met with respect to all shares of Common Stock outstanding whether or not the Interested
               Shareholder has acquired any shares of
               the Common Stock):

                    (i)  if applicable, the highest per
               share price (including any brokerage
               commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Shareholder which were acquired beneficially by such Interested
               Shareholder (x) within the two-year
               period immediately prior to the
               Announcement Date or (y) in the
               transaction in which it became an
               Interested Shareholder, whichever is
               higher; or

                    (ii) the Fair Market Value per
               share of Common Stock on the
               Announcement Date or on the
               Determination Date, whichever is higher;
               or

                    (iii) the amount which bears the
               same percentage relationship to the Fair
               Market Value of the Common Stock on the
               Announcement Date as the highest per
               share price determined in (2)(A)(i)
               above bears to the Fair Market Value of
               the Common Stock on the date of the
               commencement of the acquisition of the
               Common Stock by such Interested
               Shareholder; and

               (B) the aggregate amount of the cash and the Fair Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of the shares of any class or series of Voting Stock (other than Common Stock) shall be at least equal to the highest of the following (it being intended that the requirements of this clause (2)(B) shall be required to be met with respect to every class and series of such outstanding Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class or series of Voting Stock):

                    (i)  if applicable, the highest per
               share price (including any brokerage
               commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class or series of Voting Stock beneficially owned by the Interested Shareholder which were acquired beneficially by such Interested Shareholder (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Shareholder, whichever is higher; or

                    (ii) if applicable, the highest
               preferential amount per share to which
               the holders of shares of such class or
               series of Voting Stock are entitled in
               the event of any voluntary or
               involuntary liquidation, dissolution or
               winding up of the Corporation; or

                    (iii) the Fair Market Value per
               share of such class or series of Voting
               Stock on the Announcement Date or the
               Determination Date, whichever is higher;
               or

                    (iv) the amount which bears the
               same percentage to the Fair Market Value of such class or series of Voting Stock on the Announcement Date as the highest per share price in (2)(B)(i) above bears to the Fair Market Value of such Voting
               Stock on the date of the commencement of the acquisition of such Voting Stock by such Interested Shareholder; and

               (C)  the consideration to be received by
          holders of a particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as was previously paid in order to acquire beneficially shares of such class or series of Voting Stock that are beneficially owned by the Interested Shareholder and, if the Interested Shareholder beneficially owns shares of any class or series of Voting Stock that were acquired with varying forms of consideration, the form of consideration to be received by each holder of such class or series of Voting Stock shall be, at the option of such holder, either cash or the form used by the Interested Shareholder to acquire beneficially the largest number of shares of such class or series of Voting Stock beneficially acquired by it prior to the Announcement Date; and

               (D)  after such Interested Shareholder has
          become an Interested Shareholder and prior to the consummation of such Business Combination:

                    (i)  such Interested Shareholder
               shall not have become the beneficial
               owner of any additional shares of Voting
               Stock of the Corporation, except as part of the transaction in which it became an Interested Shareholder or upon conversion of convertible securities acquired by it prior to becoming an Interested Shareholder or as a result of a pro rata stock dividend or stock split; and

                    (ii)  such Interested Shareholder
               shall not have received the benefit,
               directly or indirectly (except
               proportionately as a shareholder), of
               any loans, advances, guarantees, pledges or other financial assistance or tax credits or other tax advantages provided by the Corporation or any Subsidiary, whether in anticipation of or in connection with such Business
               Combination or otherwise; and

                    (iii)  such Interested Shareholder
               shall not have caused any material
               change in the Corporation's business or
               capital structure, including, without
               limitation, the issuance of shares of
               capital stock of the Corporation to any
               third party; and

                    (iv) there shall have been (x) no
               failure to declare and pay at the
               regular date therefor the full amount of dividends (whether or not cumulative) on any outstanding Preferred or Preference
               Stock, except as approved by a majority
               of the Disinterested Directors, (y) no
               reduction in the rate of dividends,
               annualized on the basis of the last
               dividend declaration, paid on Common
               Stock (except as necessary to reflect
               any subdivision of the Common Stock),
               except as approved by a majority of the
               Disinterested Directors and (z) an
               increase in such annual rate of
               dividends (as necessary to prevent any
               such reduction) in the event of any
               reclassification (including any reverse
               stock split), recapitalization,
               reorganization, self tender offer or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate was approved by a majority of the Disinterested Directors; and

               (E)  a proxy or information statement
          describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules and regulations), whether or not the Corporation is then subject to such requirements, shall be mailed by and at the expense of the Interested Shareholder at least 30 days prior to the Consummation Date of such Business Combination to the public shareholders of the Corporation (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions), and shall contain at the front thereof in a prominent place (i) any recommendations as to the advisability (or inadvisability) of the Business Combination which the Disinterested Directors, if any, may choose to state, and (ii) the opinion of a reputable national investment banking firm as to the fairness (or not) of such Business Combination from the point of view of the remaining public shareholders of the corporation (such investment banking firm to be engaged solely on behalf of the remaining public shareholders, to be paid a reasonable fee for their services by the Corporation upon receipt of such opinion, to be unaffiliated with such Interested Shareholder, and, if there are at the time any Disinterested Directors, to be selected by a majority of the Disinterested Directors).

          (c)  For purposes of this Article 10:

               (1) A "person" shall include, without limitation, any individual, firm, corporation, group (as such term is used in Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on October 1, 1998) or other entity.

               (2)  "Interested Shareholder" shall mean any
          person (other than the Corporation or any Subsidiary or any employee benefit plan of the Corporation or any Subsidiary) who or which:

                    (A)  is the beneficial owner, directly
               or indirectly, of more than 10 percent of the combined voting power of the then outstanding shares of Voting Stock; or

                    (B)  is an Affiliate of the Corporation and
               at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the combined voting power of the then outstanding shares of Voting Stock; or

                    (C)  is an assignee of or has otherwise
               succeeded to the beneficial ownership of any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

               (3) A person shall be a "beneficial owner" of any Voting Stock:

                    (A)  which such person or any of its
               Affiliates or Associates beneficially owns, directly or indirectly; or

                    (B)  which such person or any of its
               Affiliates or Associates has (a) the right to acquire (whether or not such right is exercisable immediately) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or

                    (C)  which are beneficially owned, directly
               or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

               (4) For the purposes of determining whether a person is an Interested Shareholder pursuant to subparagraph (c)(2) of this Article 10, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by such Interested Shareholder through application of subparagraph (c)(3) of this Article 10, but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

               (5) "Affiliate" and "Associates" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on October 1, 1998.

               (6) "Subsidiary" shall mean any company more that 50 percent of whose outstanding equity securities having ordinary voting power in the election of directors is owned, directly or indirectly, by the Corporation or by a Subsidiary or by the Corporation and one or more Subsidiaries; provided, however, that for the purposes of the definition of Interested Shareholder set forth in subparagraph (c)(2) of this
          Article 10, the term "Subsidiary" shall mean only a company of which a majority of each class or series of capital stock entitled to vote generally in the election of directors of such company is owned, directly or indirectly, by the Corporation.

               (7)  "Disinterested Director" shall mean any
          member of the Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Shareholder and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

               (8) "Fair Market Value" shall mean (1) in the case of stock, the highest closing sale price during the 30-day period commencing on the 40th day preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the New York Stock Exchange-Composite Tape, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price or bid quotation with respect to a share of such stock during the 30-day period commencing on the 40th day preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (2) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

               (9) In the event of any Business Combination in which the Corporation survives, the phrase "any consideration other than cash to be received" as used in subparagraph (b)(2)(A) and (B) of this Article 10 shall include the shares of Common Stock and/or the shares of any other class or series of outstanding Voting Stock retained by the holders of such shares.

               (10) "Announcement Date" shall mean the date of first public announcement of the proposed Business
          Combination.

               (11) "Determination Date" shall mean the date on which the Interested Shareholder became an Interested
          Shareholder.

               (12) "Consummation Date" shall mean the date of the consummation of the Business Combination.

               (13) The term "Voting Stock" shall mean all outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors of the Corporation, in each case voting together as a single class.

               (d) A majority of the Disinterested Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article 10 including, without limitation:

               (1)  whether a person is an Interested
               Shareholder;

               (2)  the number of shares of Voting Stock
               beneficially owned by any person;

               (3)  whether a person is an Affiliate or
               Associate of another person;

               (4)  whether the requirements of subparagraph
               (b)(2) of this Article 10 have been met with respect to any Business Combination;

               (5) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $5,000,000 or more; and

               (6) such other matters with respect to which a determination is required under this Article 10. The good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this
               Article 10.

     (e) Nothing contained in this Article 10 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

     (f) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the combined voting power of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article 10 or to adopt any provisions inconsistent therewith; provided, however, that if there is an Interested Shareholder on the record date for the meeting at which such action is submitted to the shareholders for their consideration, such 80 percent vote must include the affirmative vote of at least tow-thirds (2/3) of the combined voting power of the outstanding shares of Voting Stock held by shareholders other than the Interested Shareholder.

     (g) Nothing contained in this Article 10 is intended, or shall be construed, to affect any of the relative rights, preferences or limitations, within the meaning of such terms under Section 801(b)(12) of the New York Business Corporation Law or any successor statute, of any shares of any authorized class or series thereof of the Corporation, whether issued or unissued.

  FOURTH:     The foregoing Restated Certificate of
Incorporation was authorized by the Board of Directors of the Corporation at a meeting of the Board of Directors held on October 5, 1998, followed by the written consent of the sole shareholder of the Corporation, dated October 5, 1998.

    IN WITNESS WHEREOF, I have subscribed and affirm the statements contained in this Restated Certificate of Incorporation as true under the penalties of perjury this 5th day of October, 1998.




                   ________________________________
                   John E. Mack, III
                   Chairman of the Board &
                   Chief Executive Officer




                   ________________________________
                   Ellen Ahearn
                   Secretary
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